   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998
                                                     REGISTRATION NO. 333-58447
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                                  uBID, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

                DELAWARE                        5961                       33-0775328
   (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)


                                2525 BUSSE ROAD
                       ELK GROVE VILLAGE, ILLINOIS 60007
                                (847) 860-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               GREGORY K. JONES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  uBID, INC.
                                2525 BUSSE ROAD
                       ELK GROVE VILLAGE, ILLINOIS 60007
                                (847) 860-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

         ROBERT M. MATTSON, JR., ESQ.             GREGORY K. MILLER, ESQ.
           KRISTINA M. JODIS, ESQ.               ANDREW S. WILLIAMSON, ESQ.
           MORRISON & FOERSTER LLP                    LATHAM & WATKINS
          19900 MACARTHUR BOULEVARD          505 MONTGOMERY STREET, SUITE 1900
        IRVINE, CALIFORNIA 92612-2445         SAN FRANCISCO, CALIFORNIA 94111
            (949) 251-7500 (PHONE)                 (415) 391-0600 (PHONE)
             (949) 251-0900 (FAX)                   (415) 395-8095 (FAX)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-58447

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


===============================================================================

                               EXPLANATORY NOTE

  This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-1 (File No. 333-58447) of uBid Inc. (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of filing additional exhibits to the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commission at the time it became effective on December 3, 1998, as supplemented by this Amendment.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1**  Form of Purchase Agreement
  3.1**  Form of Restated Certificate of Incorporation of the Company
  3.2*   Amended and Restated Bylaws of the Company
  4.1**  Form of the Company's Common Stock Certificate
  4.2**  Registration Rights Agreement by and between the Company and the
         Parent, dated as of          , 1998 (included as Exhibit A to Exhibit
         10.1)
  4.3**  Registration Rights Agreement by and between the Company and Frank
         Khulusi and Sam Khulusi, dated as of          , 1998 (included as
         Exhibit B to Exhibit 10.1)
  5.1**  Opinion of Morrison & Foerster LLP
  8.1**  Opinion of PricewaterhouseCoopers LLP
 10.1**  Separation and Distribution Agreement by and between the Company and
         the Parent, dated as of           , 1998
 10.2**  Form of Services Agreement by and between the Company and the Parent
 10.3**  Tax Indemnification and Allocation Agreement by and between the
         Company and the Parent, dated as of      , 1998
 10.4**  Form of Joint Marketing Agreement by and between the Company and the
         Parent
 10.5**  Form of Internet/Telecommunications Agreement by and between the
         Company and the Parent
 10.6**  Employment Agreement between the Company and Gregory K. Jones
 10.7*   uBid Inc. 1998 Stock Incentive Plan
 10.8**  Sublease Agreement by and between the Company and the Parent, dated as of July 1, 1998
 10.10** Agreement Restricting Transfer of Assets and Letter Agreement dated
         September 23, 1998 by and between Deutsche Financial Services
         Corporation and the Parent and the Company
 10.11** Letter Agreement dated November 30, 1998 by and between the Parent and
         Paul Colton
 10.12** Letter Agreement dated September 9, 1998 by and between the Parent and
         David Matthews
 10.13** Assignment and License Agreement by and between the Company and the
         Parent
 23.1**  Consent of Ernst & Young LLP
 23.2**  Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
 23.3**  Consent of PricewaterhouseCoopers LLP (included in Exhibit 8.1)
 27.1**  Financial Data Schedule

--------
  * Filed herewith.

 ** Filed previously.


    (b) Financial Statement Schedules. The financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on December 9, 1998.

                                          UBID, INC.

                                                  /s/ Gregory K. Jones
                                          By: _________________________________
                                                      Gregory K. Jones
                                               Chairman, President and Chief
                                                     Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

        /s/ Gregory K. Jones         Chairman, President and       December 9, 1998
____________________________________  Chief Executive Officer
          Gregory K. Jones            (Principal Executive
                                      Officer)

        /s/ Thomas E. Werner         Vice President and Chief      December 9, 1998
____________________________________  Financial Officer
          Thomas E. Werner            (Principal Financial and
                                      Accounting Officer)

       /s/ Frank F. Khulusi*         Director                      December 9, 1998
____________________________________
          Frank F. Khulusi

       /s/ Howard A. Tullman*        Director                      December 9, 1998
____________________________________
         Howard A. Tullman

                                     Director
____________________________________
          Norman H. Wesley

       */s/ Gregory K. Jones
____________________________________
          Gregory K. Jones
          Attorney-in-Fact



                                     II-2